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Operator
Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. Now, at this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. (Operator instructions). As a reminder, today’s call is being recorded. Your hosting speaker, President and CEO, Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries — President and CEO
Thank you, Kevin. Good morning, everyone, I’d like to thank you for attending our third quarter fiscal 2009 Dycom results conference call. During the call we will be referring to a slide presentation, which can be found on our website, www.dycomind.com. Under the heading investors and subheading event details. Relevant slides will be identified by number throughout our presentation.
Going to Slide one. Today we have on the call, Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet, Rick.

Rick Vilsoet - Dycom Industries — SVP, General Counsel
Thank you, Steve. Turning to Slide two. Except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections, and involve known and unknown risks and uncertainties which may cause actual results to differ materially from forecasted results. These risks and uncertainties are more fully described in the Company’s filings with the Securities & Exchange Commission. The Company does not undertake to update forward-looking information. Steve?

Steven Nielsen - Dycom Industries — President and CEO
Thanks, Rick. Yesterday we issued a press release announcing our third quarter 2009 results. As you review this release, it is important to note the following. During the third quarter of fiscal 2009, we experienced a number of FIN 48 tax related items, and recorded a pre-tax gain of approximately $1.7 million related to the buyback of $10.0 million principal amount of the Company’s senior subordinated notes, due 2015. During the third quarter of fiscal 2008, the Company also experienced a number of FIN 48 tax-related items, as well as the reversal of a pre-acquisition liability. For clarity, and to enable comparability between periods, my comments will be limited to results from continuing operations, excluding these items. A reconciliation of the non-GAAP results to our GAAP results has been provided with our press release, as well as on Slide 10.
Moving to Slide three, results of $0.13 per share for the third quarter were significantly improved from the second quarter, but down slightly from last year’s $0.14 per share result. Revenue increased sequentially by 5.0% to $257.7 million but declined year-over-year by 12.2% for the quarter, reflecting customer reductions in near-term capital spending plans. Volumes were down from telephone companies as customers deployed capital for new network initiatives at a slowing pace, and all customers tightly managed routine capital and maintenance expenditures.
Construction spending by cable customers was slow, while installation activity was mixed and softened toward the latter part of the quarter. Margins increased sequentially by over 350 basis points and improved by over 200 basis points year-over-year. Cash flow from operations was strong, reflecting a decline in days sales outstanding. And in addition, we repurchased 450,000 shares of common stock during the quarter as well as $10.0 million of the principal amount of our senior subordinated notes.
Going to slide four. During the quarter we experienced the effects of an overall economy which was not growing. Revenue from AT&T was up sequentially, but down year-over year. At $50.8 million or 19.7% of revenue, AT&T was our largest customer. Revenue from Verizon was $35.7 million. Verizon was Dycom’s second largest customer for the quarter at 13.9% of revenue. Revenue from Comcast was down sequentially, but up year-over-year. Comcast was our third largest customer at $34.6 million, or 13.4% of total revenue.
Time Warner Cable was our fourth largest customer with revenues of $19.1 million, or 7.4% of total revenue, reflecting slowing upgrade activity and installation volumes. Revenue from Embarq was up sequentially by $3.1 million and flat year-over-year. Embarq was our fifth largest customer at 6.8% of total revenue. All together our top five customers represented 61.2% of revenue, and were down 16.7% year-over-year; all other customers declined 3.8%. Our sixth largest customer, Windstream, was up over 100% year-over-year reflecting market share growth and storm restoration activities.
Now moving to Slide five. Backlog at the end of the third quarter was $1.118 billion, versus $1.131 billion at the end of the second quarter, a decrease of approximately $13.5 million. Of this backlog, approximately $679 million is expected to be completed in the next 12 months. During the quarter we continued to book new work and renew existing work.
From AT&T we received one year extensions to our Augusta, Georgia, Savannah, Georgia, and Miami, Florida, master construction contracts. For Embarq, an annual master construction contract for New Jersey. From Qwest a three year extension to our master construction contract for Southern Utah. For Comcast, a system upgrade in Farmington, New Mexico. From Exelon, a three year extension to our underground facility locating contract in Pennsylvania, and from Verizon, a new three-year underground facility locating contract for Texas. Headcount increased slightly during the quarter to 9,426, reflecting continued right sizing of our workforce, a recessionary overall economy, offset by normal seasonality.
Now I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries — CFO
Thanks, Steve. And good morning, everyone. As I discuss the financial results for the quarter, please note that there were several items mentioned in Steve’s remarks that impacted our results for the current and prior-year period. I will refer to these items and certain non-GAAP measures in my comments. We provide a reconciliation to the GAAP measures in the press release and also in the appendix of the slide presentation for today’s call.
Going to Slide number six of the presentation. Contract revenues for the third quarter of 2009 were $257.7 million, which was down 12.2% from last year’s Q3 revenue of $293.4 million. This decline reflected lower customer spending prompted by current economic conditions. On a non-GAAP basis, income from continuing operations for the third quarter was $5.0 million, compared to $5.5 million in the third quarter of 2008. On a non-GAAP basis, fully diluted earnings per share for the quarter was $0.13 per share, compared to $0.14 per share in Q3 2008. These comparisons exclude the adjusting items set forth in our GAAP reconciliation.
Turning to Slide number seven. Our prior-year cost of revenue included the reversal of pre-acquisition payroll-related accruals, totaling $1.7 million. Excluding this amount on a non-GAAP basis, our cost of revenues decreased by 201 basis points as a percentage of revenues. This reduction was the result of reduced fuel costs, which declined

170 basis points and lower insurance loss activity, which declined 150 basis points compared to the prior year. Cost of revenues was adversely impacted by higher labor and related costs of 38 basis points, this was due in part to the lower leverage of costs in relation to the lower level of revenues. Direct materials increased 76 basis points, due to an increased portion of work where we provided materials for our customers.
General and administrative costs were down approximately $700,000 on a year-over-year basis. This decline was primarily driven by a $500,000 reduction in stock-based compensation, and by reduced labor and related costs. On a non-GAAP basis, interest expense was comparable to Q3 2008. Our tax rate for the quarter was impacted on a GAAP basis by the items referred to in Steve’s remarks. For the fourth quarter of fiscal 2009, we anticipate our effective tax rate to be approximately 42%.
Now turning to Slide number eight. Our financial position remains strong in the third quarter, and we ended the period with approximately $78.8 million of cash on hand. This reflects $20.9 million of operating cash flows during the period, and prudent management of capital expenditures in the current economic environment. Compared to the prior-year period, our operating cash flows in Q3 2009 were reduced for the payment of a specific group of accrued insurance claims totaling approximately $4.5 million.
Based on average daily revenue in each period, days sales outstanding improved sequentially to 61 days, down from 64 days at the end of Q2 2009. During the quarter we bought back $10.0 million of face value of our 8.125% senior subordinated notes, for approximately $8.0 million and we repurchased 450,000 shares of our common stock for approximately $2.9 million. On our senior credit agreement we ended the quarter with no borrowings outstanding, and $158.2 million of availability, after providing for letters of credit related to our insurance program.
Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries — President and CEO
Thanks, Drew. Going to Slide nine. In summary, during the quarter we were challenged by a deteriorating economy, yet continued to demonstrate strengths. First and foremost, we maintained solid customer relationships throughout our markets, several significant contract extensions and awards were secured at attractive pricing. In addition, as demand slowed we increased market share, as our customers are consolidating vendor relationships.
Secondly, the strength of those relationships and the value we can generate per customer has allowed us to be at the forefront of evolving industry opportunities. The long term drivers of these opportunities are as strong as ever, and in fact may further strengthen. The government’s response to a deteriorating economy includes increased funding for broadband initiatives, and industry mergers and acquisition activity may expand new technology deployments. Additionally we remain encouraged that cable operators have begun to deploy a number of new technologies which will enable them to significantly increase the effective bandwidth of their networks and offer new products to consumers.
And finally, we are strong financially, maintaining ample liquidity, a robust balance sheet, and declining net debt, all of which position Dycom well to weather a difficult overall economic climate. As our industry continues to evolve, we believe our fundamental strengths will allow us to remain one of the best positioned firms in our industry, able to exploit profitability growth opportunities. And finally, as we look ahead, we expect a slight sequential uptick in revenue, although less in percentage terms then last year’s Q3 to Q4 increase, and margins in line with the April 2009 quarter, reflecting some cost increases in fuel. Both of these developments are expected to occur within the context of a slow or no-growth economic environment.
While the nation’s economy is in recession and may further impact the future spending plans of our customers, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives. We have adjusted our business to address the poor economic environment, and these adjustments have fortified our strong balance sheet, and meaningfully increased our liquidity. We remain confident in our strategies, the prospects for our Company, the capabilities of our able employees, and the experience of our management team who have successfully managed through difficult economic times before.

Now Kevin, we will open the call for questions.

Operator
(Operator instructions). And we do have a question first from John Rogers, D.A. Davidson. Please go ahead.

John Rogers - D.A.Davidson — Analyst
Hi, good morning.

Steven Nielsen - Dycom Industries — President and CEO
Hi, John.

John Rogers - D.A.Davidson — Analyst
Congratulations on the quarter.

Steven Nielsen - Dycom Industries — President and CEO
Thank you.

John Rogers - D.A.Davidson — Analyst
I guess first of all, do you have the breakdown between telecom and cable in terms of total revenue for the quarter?

Drew DeFerrari - Dycom Industries — CFO
Yes, I’ll take that John. The telecom side was 48.7%. The cable was 29.0%. Underground facility locating is 17.2%, and then the electric utilities and other at 5.1%.

John Rogers - D.A.Davidson — Analyst
Okay. Great. And then just follow up for a second, in terms of Verizon’s announcement of sale of some of their assets, does that change your business prospects at all?

Steven Nielsen - Dycom Industries — President and CEO
Yes, John, I mean, obviously it’s new, and we follow the news closely. I think from our perspective a couple of things to keep in mind. As Verizon talked about their Frontier transactions, they clearly reiterated their commitment to FiOS, talked about where it would reach in terms of number of homes passed, which supported our view or may even expand it slightly. And then as Frontier talked about the transaction, there were a couple of things to keep in mind. One, they were pretty clear after they closed the purchase, that they would expand the DSL footprint in the acquired access lines pretty significantly, and talked about a three-year plan to do that. So think about that, if it takes a year to close kind of back half of 2010, 2011, 2012, into 2013.

They also talked in the conference yesterday about the fact that they would be also receiving about 750,000 FiOS, FTTP customers as part of the transaction with Verizon. And while they didn’t make any commitments, they certainly are now going to be exposed to that technology. And to the extent that they manage it successful and I’m sure they will, they may in fact apply that in other portions of their footprint, that if had they not done the transaction, that would have been less likely to occur. So I think in both instances, it just reinforces the drive to provide more bandwidth, and also in this case, on Frontier’s part, to be another carrier with a wired video solution, which we think is a good development for us.

John Rogers - D.A.Davidson — Analyst
Steve, all of those things would then presumably start to develop after the closing. Prior to the closing, would there be a tendency to either put off capital spending or change your plans there?

Steven Nielsen - Dycom Industries — President and CEO
Well, the interesting thing, John is while we have participated with Verizon in some of the markets that they are moving to Frontier, historically, we’re not currently. So we don’t expect it to have any impact on the footprint where we currently provide services to Verizon on FiOS. We also provide services to Frontier, predominantly in the Southeast, and we don’t expect those to be impacted. In fact, we are the current — and have been for a number of years, master contractor in West Virginia for Frontier, as well as Tennessee. And post closing of the merger, West Virginia will be their largest state. So we think it’s unlikely that they alter their plans in a state that is going to be that significant to them post closing.

John Rogers - D.A.Davidson — Analyst
Okay. And lastly, I don’t know if you can — how much you can comment on this, but AT&T and some of your other customers have based on their capital spending budgets, it would suggest that we would see an uptick, at least in the second half of the calendar year. Do you think that’s likely at this point? I mean, you have sort of in your prepared remarks talked about the recessionary environment, and I’m just trying to look into that a little more.

Steven Nielsen - Dycom Industries — President and CEO
Sure. I think what we are seeing generally with all customers is a firming attitude towards spending. So since the economy doesn’t appear to be getting any worse, that people are more confident in what they are doing. We do anticipate an upturn with the customers you mentioned in this quarter. Part of that with Verizon is seasonal, as we do some work in the Northeast that is difficult to do except in our fourth and first quarters.
While we certainly would be happy if the — if there was a significant upturn in the back half of the year, my general experience over a number of years in the industry, John, would tell you that the business will firm this year. And as they feel better about it, they will adjust 2010 plans, that — kind of a hockey stick in the back half of the year just is not one that we have seen generally — doesn’t mean it couldn’t happen this time, but it’s not something that we’re staffing for at this point.

John Rogers - D.A.Davidson — Analyst
Okay. Great. Thank you. I’ll get back in queue.

Operator

Our next question is from the line of Alex Rygiel, FBR Capital Markets. Please go ahead.

Alex Rygiel - FBR Capital Markets — Analyst
Thank you, great quarter, Steve.

Steven Nielsen - Dycom Industries — President and CEO
Thanks, Alex.

Alex Rygiel - FBR Capital Markets — Analyst
Since you brought it up, can you quantify the storm revenue in the quarter for the entire business?

Steven Nielsen - Dycom Industries — President and CEO
The storm was related primarily Alex to Kentucky, and I think off of the top of my head was $5 million, $6 million. Of course, we also had impacts in other surrounding states and in the state that we provided the service that was an offset. So, net, a nice positive, but not all that meaningful.

Alex Rygiel - FBR Capital Markets — Analyst
Perfect. And as it relates to the new underground contract in Verizon, is there going to be any kind of ramp-up period that could come, or possibly dilute earnings, or has that already started?

Steven Nielsen - Dycom Industries — President and CEO
We started that in the first part of April. It’s an interesting opportunity in that Verizon had brought the locating business in-house in Texas probably eight or nine years ago, and then had decided to outsource it. And we were in a good position as we already has worked in Texas in a substantial portion of our footprint for other utilities. So — so it fit nicely and — and all of the integration expenses for the most part were in the last quarter.

Alex Rygiel - FBR Capital Markets — Analyst
And I appreciate your comment on headcount, and it appears that it has gone up a little bit sequentially, versus last year at this time when it had declined a little bit sequentially. But in order for us to understand the full picture, could you comment on directionally the change in your subcontractor head — headcount?

Steven Nielsen - Dycom Industries — President and CEO
Well we predominantly subcontract a good portion of the Verizon work. So as Verizon sales were down, subcontractor headcount, my guess is probably down. Although, once again, as we pick up seasonally in geographies where we generally only work six, eight months a year, it will be picking up, and it’s picking up right now.

Alex Rygiel - FBR Capital Markets — Analyst
That’s great. Thank you very much.

Operator
Your next question is from the line of Adam Thalhimer, BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets — Analyst
Good morning, guys.

Drew DeFerrari - Dycom Industries — CFO
Good morning, Adam.

Steven Nielsen - Dycom Industries — President and CEO
Thanks, Adam.

Adam Thalhimer - BB&T Capital Markets — Analyst
First of all, Andrew can you talk about interest expense, which — where you see that going in the next couple of quarters, now that you paid off some of that — some of the debt?

Drew DeFerrari - Dycom Industries — CFO
Yes, sure. I mean just looking ahead, it should be consistent with — there is a couple of items that — or an item that ran through there in the period, so you have got to adjust that out in the Q3 period. We also — during the period, we increased the size of the credit agreement. We had put an 8-K out on that, where we increased the total costs, so there were some additional costs associated with that. So obviously we took out some of the notes in the period, but we would anticipate it to be consistent on an adjusted basis with Q3.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. And then Steve, could you talk a little bit about how the business trended during the quarter? I’m specifically interested in what you saw during April.

Steven Nielsen - Dycom Industries — President and CEO
I think, Adam, it was a typical April quarter for us in that April, which is a five-week month in our internal calendar is always a strong month as the weather gets better. I think as I indicated in my comments, the only other thought that I would add, which was echoed on several of our cable customers conference calls, is that connection activity in March and April was fairly slow. I would say it hasn’t gotten any slower subsequently, but generally, it’s a backend loaded quarter every year I have been doing this, just because of the weather change.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. And I’m curious, on the fiber installation side, now that Verizon has kind of drawn a line in the sand on when they are going to be done with the FiOS rollout, I mean is there any — how do you backfill that demand? I mean are there any kind of smart grid-related opportunities, and are there some — at least one utility that is doing some fiber deployment on the West Coast related to their smart grid initiatives? I mean could that get ramped up over the next couple of years? What do you see there?

Steven Nielsen - Dycom Industries — President and CEO
Well, I think a couple of things to keep in mind, Verizon has been pretty clear of where they would like to be at the end of 2010. They also talked about on their call last week, that for the remaining, call it nine or ten million homes passed, that they will continue to deploy a number of different technologies, including fiber to the home, where it makes sense to maintain and increase their competitive advantage. And so I think, that certainly the pace of activity will be down, there will be franchise-related activity and other things where it makes sense for them to continue.
Secondly, is if you look at our Verizon spend in this quarter, a good portion of that — and this is an estimate, somewhere in the neighborhood of 30% to 40% is reoccurring business that’s not fiber related. So there’s a good foundation of business with Verizon in addition to what we do to them on the FiOS program.
In terms of opportunities, Adam, certainly we followed some of the smart grid stuff, certainly understand that business. I think a more attractive opportunity for us at this point is the significant amount of fiber that is beginning to be deployed to support cellular back haul for 4G deployments, which we think will accelerate. We’re seeing a number of opportunities from cable operators and others, all over the country as they think about deploying fiber.
I think we’re also encouraged, if you read through the recent earnings releases from Embarq and CenturyTel , that CenturyTel has been pretty satisfied with their fiber to the node IPTV deployments that they’ve done. And actually came out and stated on their most recent call that they would be looking to a number of Embarq markets to deploy that. We’re a large vendor to Embarq, cover a number of attractive markets. So we see that there. As well as what we talked about previously with Frontier.
So there is a number of things that are out there, it is a recession, which means things take a little longer to develop, but there are certainly some drivers that we expect as the economy gets better that people will spend money on.

Adam Thalhimer - BB&T Capital Markets — Analyst
Would you expect that some of these companies who have deployed fiber to the node might at some point in the future take it all the way to the home the same way as Verizon has done?

Steven Nielsen - Dycom Industries — President and CEO
We haven’t seen that. I think all of our customers are pretty satisfied with the architectures that they have chosen at this point. I think Frontier, post closing will be an interesting test case for that, in that they will have both. And it will be interesting to see how that develops over time.

Adam Thalhimer - BB&T Capital Markets — Analyst
And lastly, you guys gave some good detail on the call last quarter about potential projects you could see from the stimulus bill, just wondering whether any of those have started to get flushed out yet?

Steven Nielsen - Dycom Industries — President and CEO
Clearly, there are some opportunities out there, and particularly in rural broadband, some of which we’re working on currently. I think to some degree, and this is a textbook situation, when there are stimulus dollars that are in the future, and sometimes that chokes off investment that would have been made otherwise, as people try to figure out if that stimulus money may be a lower-cost supply of funds.
And at this point from what my understanding is, the commerce department and the RUS are in a comment cycle, and there’s really not going to be guidance until kind of mid-to late summer, as to exactly how they are going to allocate the funds. So I think it’s a good thing, but I think it’s probably a good thing as with most government programs, a little slower than people would initially expect.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. Thanks for the color.

Steven Nielsen - Dycom Industries — President and CEO
Thank you.

Operator
Your next question is from the line of Simon Leopold, Morgan Keegan. Please go ahead.

Simon Leopold - Morgan Keegan — Analyst
Thank you. I wanted to see if — I may have missed it — if you could talk about what the headcount was this quarter versus last quarter.

Steven Nielsen - Dycom Industries — President and CEO
I think it was — it is on the slide, Simon. Up slightly. I would say 19 is up slightly.

Simon Leopold - Morgan Keegan — Analyst
Okay. I guess one of the things I’m still struggling with is the very strong gross margin trend. You gave us, I guess, some qualitative commentary around year-over-year, the fuel cost, and the insurance cost, but a pretty big jump sequentially. Maybe — I just feel like I’m missing something in terms of — of what is helping that gross margin, because we were so off this quarter. And I think I’m not just speaking for myself on that one.

Steven Nielsen - Dycom Industries — President and CEO
I think the way to think about it, Simon, is this is a business that first and foremost, its weather impacted, and so we tend to do better. I think we have adjusted well to the new spending plans in 2009. Sometimes that’s a little messy, as you work through it, but I think our subsidiaries have done a good job on that. I think we always are working through new productivity initiatives, and we have been working on some of those for a year or two that are beginning to gel. So I think a more stable environment, better weather, and — and just the fact that every day we get up and try to do a better job than yesterday. And that some of those initiatives seem to be helping.

Simon Leopold - Morgan Keegan — Analyst
So when we look at the current quarter, and the remainder of the year, do you see yourself actually hiring, either more staff directly, or more subs?

Steven Nielsen - Dycom Industries — President and CEO
Sure, as our revenue goes up in this quarter, in the fourth quarter, slightly as we talked about not a big move, but we see it moving up, we will certainly add people as that occurs. We’re always looking at new contract opportunities, there are some of those out there. So I think that we see that moving. I think we’re going to do it in a controlled fashion, in areas that we understand, and where we can hopefully build good solid momentum on margin. I think the tradeoff to that, is that — obviously you can tell your year-over-year, fuel is a big impact, and so we are going to be cautious about getting ahead of ourselves with a fuel as an overhang.

Simon Leopold - Morgan Keegan — Analyst
Now I’m also looking for more granularity around the revenue forecast and the comments around seasonality. I think in general the voice-over-IP business at the cable companies tends to be a little bit slower on a seasonal basis, whereas the more traditional construction work tends to be better. And then on top of that, we have AT&T still negotiating with its union. So I just want to sort of see if you can talk about the ebbs and flows on what comes together for the seasonality?

Steven Nielsen - Dycom Industries — President and CEO
I think the seasonality in the installation business that you talked about is generally true, Simon, although we’ll see summer activity pick up, because don’t forget we’re July quarter. So part of it is what is usually a pretty good quarter for cable operators, in their September quarters, we pick up some of that in our July quarter. I think as I mentioned before, we have a good program with Verizon in the Northeast, and that’s work that generally gets — 90, 95% of it gets done in our fourth and first fiscal quarters every year, and so that kicks in. And then if you think about it just in terms of all of the other activity that we perform, you generally would rather be working in May and June, than you would February and March from a weather perspective.

Simon Leopold - Morgan Keegan — Analyst
And how about AT&T and its ongoing negotiations with its union? How does that play in to your business?

Steven Nielsen - Dycom Industries — President and CEO
At this point, Simon, we have not seen that to have been a significant impact in the areas where we do most of our work. Don’t forget that a good — some portion of that AT&T is locating business, which obviously there’s no effect. And in our construction business, they seem to be executing against their plans pretty consistently in the areas where we’re working. So no — no impacts of any meaningful magnitude.

Simon Leopold - Morgan Keegan — Analyst

Now, should AT&T face a strike, can we consider that an opportunity for you?

Steven Nielsen - Dycom Industries — President and CEO
Well, certainly there — there are times where there are work stoppages, where we can be of help to a customer, and — and we will — we will entertain those when they come up. In my experience, these things usually get worked out, but if it doesn’t, we’ll be there to help.

Simon Leopold - Morgan Keegan — Analyst
And one more question on trending, is — wireless backhaul, we’re hearing a lot more about fiber placement to cell towers. I guess two parts to that is one, have you been doing that to date? And two, how do you see that as an opportunity going forward?

Steven Nielsen - Dycom Industries — President and CEO
Yes, we have. And — and it started in the latter half of last year, and we have been doing it for a number of cable operators who are beginning to get in to that market. We are also entertaining some opportunities with others, including power companies that have communication subsidiaries. So we think it’s a good, solid, opportunity, and are pursuing it.

Simon Leopold - Morgan Keegan — Analyst
One last one. If you could just round out your top ten customer list as you have done in the past.

Drew DeFerrari - Dycom Industries — CFO
I will, Simon this is Drew. Number six was Windstream at 6.1% of revenue, Charter was number seven at 5.1%, Qwest was number eight at 2.6%. ETC Canyon Pipeline, which is a company owned by Energy Transfer Partners was 2.3%, and then Cablevision was number ten at 1.6%.

Simon Leopold - Morgan Keegan — Analyst
Great. Thank you very much.

Drew DeFerrari - Dycom Industries — CFO
Thank you.

Operator
Our next question — one moment please.

Steven Nielsen - Dycom Industries — President and CEO
Kevin —

Operator
Yes, from Greg Weaver of Kern Investment Capital. Please go ahead.

Greg Weaver - Kern Investment Capital — Analyst
Good morning, gentlemen, nice quarter. Just, Steve, if you could give us a little flavor as to what was the thought process in terms of increase in the credit line?

Steven Nielsen - Dycom Industries — President and CEO
Yes. We have a good bank group, Greg, but we had an opportunity to add PNC through a process that we have been working on for about six months. And I think any time in this banking climate that you can add a good high-quality bank like PNC, I think you need to do it. So we were happy to add them. They came in at the existing terms, which are pretty attractive, so it just made sense to do that.

Greg Weaver - Kern Investment Capital — Analyst
Okay. Understood. Thank you very much.

Operator
Our next question is from the line of Alex Rygiel, FBR Capital Markets, please go ahead.

Alex Rygiel - FBR Capital Markets — Analyst
Thanks, Steve, I had a follow up question. How many months of Verizon revenue is included in your total backlog? And how many months is included in your 12 month backlog?

Steven Nielsen - Dycom Industries — President and CEO
In the — in the current year, Alex, for the fiber to the home FiOS project, we just have seven months or — yes. Seven months — or eight months at the end of this year, it ends at 12/31/09. The backlog with all of the other portions of the Verizon work is all over the place. The new locate contract goes to 2012, or into 2012. So it’s a — not a meaningful — it is not a huge number at this point, given that it will run out at the end of the year. And we will go through a renewal process as we have before in the fall.

Alex Rygiel - FBR Capital Markets — Analyst
Is there any chance that you can help us to understand what the year-over-year decline if any is in 12-month backlog, excluding Verizon?

Steven Nielsen - Dycom Industries — President and CEO

Yes. I looked at the 12-month backlog, probably because I expected a question, and it seemed like as a percent of total, it was in line with where we were a year ago. As we talked about it before, with the service-based business, particularly, with the installs, and locates and other contracts, it just — quarter-to-quarter fluctuations or even year to year, I’m not sure is all that meaningful.

Alex Rygiel - FBR Capital Markets — Analyst
So do you have an increased level of confidence today that you have been through the worst of this cycle?

Steven Nielsen - Dycom Industries — President and CEO
Well, clearly the lack of systemic confidence that we saw starting in mid October through the middle of March; it certainly feels better than that. As always, it’s anybody’s guess if we get back there. It seems less likely today, and probably every day that we don’t have any systemic issues with the banks or others, it probably gets better. Its certainly encouraging when you see somebody like Frontier growing their scale, Embarq, CenturyTel growing their scale and in part, part of that scale growth is to support more CapEx. And we like working for everybody we work for, but we like to grow with others also.

Alex Rygiel - FBR Capital Markets — Analyst
Great. Thank you.

Operator
Your next question is from the line of Alan Mitrani of Sylvan Lake Asset. Please go ahead.

Alan Mitrani - Sylvan Lake Management — Analyst
Hi. Thank you. What was gross CapEx this quarter?

Drew DeFerrari - Dycom Industries — CFO
Alan this is Drew. I’ll take that one. Gross CapEx was $7.3 million.

Alan Mitrani - Sylvan Lake Management — Analyst
Okay. And what is your expectation for the fourth quarter for the rest of the year?

Steven Nielsen - Dycom Industries — President and CEO
Alan, we are going to stay at our total net CapEx for the year, of $25 million to $30 million, maybe $6 million, $7 million, but not material.

Alan Mitrani - Sylvan Lake Management — Analyst

Okay. And what about the plan — this cash for clunker’s plan that the President — or that Congress is wanting to sign. It seems like with most of your PP&E being pick-up trucks, that could benefit you. Could you talk about your plans and how that is going to play out?

Steven Nielsen - Dycom Industries — President and CEO
I guess the good news is we don’t have a lot of clunkers because we have a much more aggressive replacement cycle. And the bad news is, I guess we won’t get paid for replacing our vehicles because we’ve done it in the past on a plan basis. So I don’t expect that to be meaningful.

Alan Mitrani - Sylvan Lake Management — Analyst
Okay. In terms of the — the tax rate going forward, you said 42% this coming quarter, that means it that will bring you to about 40.5% or so for the year, is that the number we should use going out Drew, about 40%-ish, 40.5%.

Drew DeFerrari - Dycom Industries — CFO
Yes, I think it is slightly higher than that, Alan.

Alan Mitrani - Sylvan Lake Management — Analyst
Higher going forward?

Drew DeFerrari - Dycom Industries — CFO
I’ve given the comment for the fourth quarter.

Steven Nielsen - Dycom Industries — President and CEO
I mean it’s all a function of what we see for — for income in 2010 versus our non-deductible Schedule M items, Alan, but we think it is probably a little bit up.

Alan Mitrani - Sylvan Lake Management — Analyst
Okay. And in terms of D&A, it seems like your PP&E keeps dropping look at your balance sheet. You’ve dropped off about $30 million of PP&E over the last maybe year or so. Can you give us a sense of where we can go from depreciation? Is it going to trend down to the 15’s as you are not replenishing as much?

Steven Nielsen - Dycom Industries — President and CEO
It is directionally that way, Alan. I don’t know that we are prepared to give you a number, because we have new opportunities that come in every day that may require us to spend CapEx. But if you think about, for the most part our assets are depreciated over every four or five years, so every quarter where we are spending less for the quarter four or five years ago, you are going to see the depreciation come in slightly.

Alan Mitrani - Sylvan Lake Management — Analyst

Okay. Can you just give us a little more color. You talked about seasonality for this coming quarter, just to understand you, did you say sequentially you are expecting revenues up, but you don’t expect it to be at the same percentage increase sequentially that you saw from third quarter over second quarter so —

Steven Nielsen - Dycom Industries — President and CEO
No, fourth quarter over third quarter last year. So if we try to think about the seasonality, in comparison to 2008, it’s going to be up, but we don’t think it is going to be up as much as it was last year.

Alan Mitrani - Sylvan Lake Management — Analyst
So last year you were up 9.8% sequentially, and on average going back I don’t know a decade or so, you have been up 7.5 to 8.5%. It feels more like the average than last year’s numbers, I guess?

Steven Nielsen - Dycom Industries — President and CEO
Well, it depends on how you think about slight. But slighter would be lower than those two numbers, probably. Or it certainly trended towards the average.

Alan Mitrani - Sylvan Lake Management — Analyst
All right. And when you talk about margins, which margins are you referring to? Operating margins, pre-tax margins, or gross margins?

Steven Nielsen - Dycom Industries — President and CEO
I think all of the above are going to be fairly stable with the caveat that if fuel takes off on us again, as it did a year ago, that can get expensive.

Alan Mitrani - Sylvan Lake Management — Analyst
Okay. And how many shares were outstanding at the end of the quarter?

Drew DeFerrari - Dycom Industries — CFO
We ended the quarter at 38.995 million.

Alan Mitrani - Sylvan Lake Management — Analyst
38,995?

Drew DeFerrari - Dycom Industries — CFO
Yes.

Alan Mitrani - Sylvan Lake Management — Analyst
Can you just talk about a little, I mean instead of just focusing on this quarter, give us a sense of the next year or two. Now that we’re in the midst of the recession, maybe we’re going to bottom, maybe we won’t, but clearly a lot of your competitors are in worse shape than you are from a capital perspective, the smaller guys. Where do you see acquisitions over the next year or two, and where do you see, really, a two to three-year plan? Because revenues have sort of been bumping around at a billion or so. As you’ve been trying to right size the organization, I mean do you feel like you have the organization where you want it to be and now you can start focusing on growth? Or after you finish this fiscal year you can start focusing on growth after a couple of years of earnings declines on a calendar basis?

Steven Nielsen - Dycom Industries — President and CEO
I think you focus on those things that are right to focus on given the overall environment. Focusing on growth last November and December from my perspective wouldn’t be a priority. I think as the economy gets better, opportunity picks up. We talked about a couple of customers in particular Frontier, and CenturyTel, Embarq, where without a doubt their outlook going forward on video-over-wired networks, is going to increase capital spending. They have made that pretty clear in the last week or ten days. We continue to see the cable industry thinking about how they provision more bandwidth.
Long-term drivers in recessions tend to become less evident. When the economy gets better, they will become more evident. There are certainly opportunities for acquisitions, generally in our experience, better to focus on those coming out of a recession than in a recession. Because it’s just easier to forecast future cash flows, and it is always better to do a deal with the wind at your back than in your face. So we’ll look at acquisitions when we think it makes sense. We think we have got, and have demonstrated in this quarter, good customer relationships, we’ll look at organic growth opportunities too.

Alan Mitrani - Sylvan Lake Management — Analyst
Great. Thank you.

Operator
(Operator instructions). We do have a question from Simon Leopold, Morgan Keegan, please go ahead.

Simon Leopold - Morgan Keegan — Analyst
One quick follow-up, please. Just missed stock-based compensation options expense in the quarter, and how that is trending?

Steven Nielsen - Dycom Industries — President and CEO
About $900,000, Simon, which I think we have broken out in the footnote on the press release.

Simon Leopold - Morgan Keegan — Analyst
Great. Thank you.

Operator
Okay. At this time we have no further questions in queue.

Steven Nielsen - Dycom Industries — President and CEO
Thanks, Kevin. We appreciate everybody’s time and attention. We expect to report our fourth quarter results last week of August as — as usual. Thank you very much.

Operator
Thank you, sir. Ladies and gentlemen, that does conclude your conference. We do thank you for joining and for using AT&T Executive Teleconference. You may now disconnect. Have a good day.